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                                                                    EXHIBIT 15.3

[GRUPO CCR LETTERHEAD]

FREE TRANSLATION

                                                  Buenos Aires, January 26, 2004

Mr. Francis Cressall
Quilmes Industrial S.A. (Quinsa)
Ave. Juan Domingo Peron 667
Capital Federal
Present

Ref: 20-F Registration to The New York Stock Exchange

CCR-IRI, as a provider of information, authorizes Quilmes Industrial S.A. (Quinsa), to use our reports on the beer industry in Paraguay corresponding to the years 1996 to 2004 in the company's annual report and in its Form 20-F.

We further consent to the use of our name in such Form 20-F which attaches this consent as an exhibit thereto and to the incorporation of this consent into any form that the Company must file.

/s/ Josefina Giordano
Commerical Director